Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Declares Dividend and Reports Results for the Second Quarter 2007

Dunkirk, NY – July 31, 2007 –

Lake Shore Bancorp, Inc. ( the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income of $302,000 for the quarter ended June 30, 2007 compared to net income of $546,000 for the quarter ended June 30, 2006. Earnings per share for the quarters ended June 30, 2007 and 2006 were $0.05 and $0.09, respectively.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.03 per share on its outstanding common stock. The dividend is payable on August 15, 2007 to shareholders of record as of August 3, 2007. The Company is the majority-owned subsidiary of Lake Shore, MHC, a federal mutual holding company which owns 55% of its outstanding shares. Lake Shore, MHC has filed a regulatory notice of its intent to waive dividends paid on the shares of the Company it owns.

Net interest income decreased $371,000, or 14.6%, to $2.2 million for the quarter ended June 30, 2007 from $2.5 million for the same period last year. Net interest spread and the net interest margin were 2.22% and 2.71%, respectively, for the quarter ended June 30, 2007 compared to 2.59% and 3.06% for the quarter ended June 30, 2006. The decrease in net interest income is primarily attributable to an increase in deposit interest expense of $359,000 for the quarter ended June 30, 2007 in comparison to the prior year due to an increase in the average yield paid on interest-bearing deposits from 2.49% for the quarter ended June 30, 2006 to 3.04% for the quarter ending June 30, 2007. Furthermore, during the quarter ended June 30, 2007 a loss of $110,000 on the fair market value of our interest rate floor was recorded as interest expense. This loss was offset by an increase in interest income on our loan portfolio, in comparison to the same period in the prior year.

Non-interest income was $492,000 for the quarter ended June 30, 2007 compared to $438,000 for the same period in 2006. The increase was mainly due to increased earnings on bank owned life insurance, resulting from the purchase of an additional $3.8 million of bank owned life insurance during the fourth quarter of 2006 to fund supplemental employee retirement plans.

Non-interest expense increased by $134,000, or 6.2%, from $2.2 million for the quarter ended June 30, 2006 to $2.3 million for the quarter ended June 30, 2007. Salaries and employee benefits increased by $71,000, or 6.3%, due to an additional $101,000 in expenses for stock-based incentive plans that were implemented after being approved by shareholders in October 2006. This expense was partially offset by a decrease in salary expense of $31,000 due to staff reductions which occurred during the second quarter of 2006. Professional service expenditures increased by $108,000, or 45.4%, primarily due to increased expenses for services related to being a public company. We also incurred $30,000 in expenses to hire a consulting firm to assist us with fee income enhancement. As a result of these services, we project fee income to increase during the remainder of 2007. Occupancy expenses decreased by $30,000, or 8.6%, due to assets being fully depreciated during the quarter ended June 30, 2007. During the same period in the prior year, these assets were still being depreciated.

Net income for the six month period ended June 30, 2007 was $600,000 compared to $863,000 for the six month period ended June 30, 2006. The decrease in net income was primarily attributed to increased interest expense of $588,000, non-interest expense of $200,000 and provision for loan losses of $34,000, partially offset by increased interest income of $145,000, non-interest income of $130,000 and a decrease in the tax provision of $284,000.

Net interest income decreased by $443,000, or 9.0%, to $4.5 million for the six months ended June 30, 2007 from $4.9 million for the same period last year. Net interest spread and the net interest margin were 2.28% and 2.77%, respectively, for the six months ended June 30, 2007 compared to 2.65% and 3.00% for the six months ended June 30, 2006.

Non-interest income was $961,000 for the six months ended June 30, 2007 compared to $831,000 for the same period in 2006. The increase was mainly due to increased earnings on bank owned life insurance

Non-interest expense was $4.6 million for the six months ended June 30, 2007 compared to $4.4 million for the same period in 2006. Salaries and employee benefits increased by $132,000, or 5.7% due to $202,000 in additional expenses for stock-based incentive plans, partially offset by a decrease in salary expense of $62,000 due to staff reductions. Professional service expenditures increased by $182,000, or 43.0%, mainly due to the additional expenses associated with being a public company.

Total assets were $349.2 million at June 30, 2007 compared to $354.2 million at December 31, 2006. The decrease in total assets is primarily due to a $7.4 million decrease in cash and cash equivalents and a $1.4 million decrease in our investment portfolio, partially offset by a $3.4 million increase in our loan portfolio. The decrease in cash and cash equivalents was largely due to the repurchase of common stock at a cost of approximately $1.9 million under our previously announced stock repurchase plan, as well as an outflow of cash to fund loan growth due to a $2.2 million decrease in deposits. The decrease in deposits was attributable to increased levels of interest rates being paid on deposit accounts by other financial institutions in our market area. Total equity was $52.0 million at June 30, 2007 compared to $53.7 million at December 31, 2006. The decrease in equity was primarily attributable to the stock repurchases.

Our Board of Directors had previously approved a stock repurchase program pursuant to which the Company was authorized to repurchase up to 148,781 shares of its common stock. As of June 30, 2007, all of the shares authorized by the repurchase program had been repurchased at an average cost of $12.45 per share. The 148,781 shares authorized for repurchase represented 5% of the Company’s outstanding common stock not owned by Lake Shore, MHC.

“While earnings have decreased in comparison to the same period last year, we are pleased with our income which is higher than our budget projections for 2007,” stated David C. Mancuso, President and Chief Executive Officer. “Deposit interest expense continues to be the prime reason for decreased earnings. We are implementing cost cutting strategies, as well as enhancing our non-interest fee income, in order to offset our deposit interest expense. As a result, we anticipate that earnings will continue to improve during the remainder of 2007.”

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	June 30, 2007	December 31, 2006
	(Unaudited)
	(Dollars In Thousands)
Total assets	$349,160	$354,237
Cash and cash equivalents	11,306	18,682
Securities available for sale	106,612	108,016
Loans receivable, net	209,032	205,677
Deposits	247,485	249,637
Short-term borrowings	11,225	10,605
Long-term debt	31,490	32,750
Equity	52,032	53,747

STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006*	2007	2006**
	(Unaudited)		(Unaudited)
	(In Thousands)		(In Thousands)
Total Interest Income	$4,426	$4,509	$8,923	$8,778
Total Interest Expense	2,248	1,960	4,469	3,881

Net Interest Income	2,178	2,549	4,454	4,897
Provision for Loan Losses	—	11	45	11

Net interest income after provision for loan losses	2,178	2,538	4,409	4,886
Noninterest income	492	438	961	831
Noninterest expense	2,297	2,163	4,637	4,437

Income before income taxes	373	813	733	1,280
Income tax	71	267	133	417
Net income	$302	$546	$600	$863

Basic earnings per common share	$0.05	$0.09	$0.10	$—
Diluted earnings per common share	$0.05	$—	$0.10	$—
Dividends declared per share	$0.03	$—	$0.06	$—

*	The earnings per share for the three months ended June 30, 2006 is calculated for the period after the Company’s initial public offering closed and stock issued on April 3, 2006. The Company had no dilutive securities during the period ending June 30, 2006.
**	Lake Shore Bancorp, Inc. was formed on April 3, 2006. As such, earnings per share was not calculated for the six months ending June 30, 2006 because the Company was not a stock company during the entire period.

SELECTED FINANCIAL RATIOS:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Return on average assets	0.35%	0.61%	0.35%	0.49%
Return on average equity	2.26%	5.18%	2.22%	4.80%
Average interest-earning assets to average interest-bearing liabilities	117.51%	119.91%	117.53%	114.67%
Interest rate spread	2.22%	2.59%	2.28%	2.65%
Net interest margin	2.71%	3.06%	2.77%	3.00%

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070